Exhibit 99.1

Alan May

Membership Coordinator

February  2006

amay@dakotaethanol.com

Office hours 8:00 am to 5:00 pm

Dumping hours

7:30 am to 4:30 pm

Monday—Friday

LACP

PO Box 100

Wentworth, SD  57075

Dumping hours

Lake Area Corn Processors, LLC

PO Box 100

Wentworth,

SD 57075

1-605-483-2676 [corn]

1-888-539-2676 [corn]

www.dakotaethanol.com

Enclosed please find a disbursement as declared by the Lake Area Corn Processors, LLC Board of Managers on February 15, 2006.  The disbursement is $0.10 per capital unit of ownership to members of record as of January 1, 2006.  The total disbursement to all Lake Area Corn Processor, LLC members for this disbursement is $2,962,000.00.  Thank you for your trust and investment in Dakota Ethanol, LLC and Lake Area Corn Processors, LLC.

For more information, please take a look at our website at www.dakotaethanol.com.  You will find daily corn bids, information on our corn contracts and feed products. You will also find trading    information, previous newsletters, and a link to www.agstocktrade.com.   From this website, you will find all SEC Filings, trading history, contract samples, and how to purchase or sell LACP capital units.  You may also link to industry news by going to ACE [American Coalition for Ethanol], RFA [Renewable Fuels Association], and EPIC [Ethanol Promotion and Information Council].

www.dakotaethanol.com

Dakota Ethanol’s General Manager is Scott A Mundt.  Scott is a native of Pipestone, MN, although a resident of Brookings, SD since 1988.

Scott is a graduate from North Dakota State University and holds a mechanical engineering degree.  Scott has worked for 3M Corporation for 17 years and most recently for 5 years as Vice-President of manufacturing for FEY Industries, Inc. in southern Minnesota.

Scott and his wife, Deb, have three children [Molly, Emily, and Ben] and two grandchildren.  In Scott’s spare time, you will find him golfing or hunting, especially pheasant hunting.

Please welcome Scott on your visits to Dakota Ethanol, LLC.

Ethanol Day 2006 was held on February 1 at the SD Legislature in Pierre.  Although no “hot” issues concerning ethanol were on the agenda, it is good to be there, issues or not.  The event was organized by ACE and the SD Corn Growers.  As in previous years, a noon luncheon was served in the capitol Rotunda and enjoyed by several legislators and ethanol supporters. One of the Rahal-Letterman Indy racers was present and you can one of our members, Todd Intermill behind the wheel.  Looks like a tight fit and not the place to spend a Sunday afternoon at 200 mph!  In 2006, Indianapolis will use 10% ethanol and go to 100% ethanol in 2007.  Thanks Todd for the photograph!